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                            [INTERNET AMERICA LOGO]




CONTACT                                                              FOR RELEASE
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Paul R. Streiber                                                       IMMEDIATE
Director, Corporate Communications
214.861.2582
investor.relations@airmail.net


               INTERNET AMERICA ACQUIRES HOUSTON-BASED NEOSOFT(TM)
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                ACQUISITION PUSHES SUBSCRIBER COUNT OVER 100,000


         DALLAS, June 30 -- Internet America, Inc. (Nasdaq: GEEK) today announced that it has acquired all the stock of NeoSoft, Inc.(TM) for $7.3 million in cash. NeoSoft(TM) (www.neosoft.com) is a Houston-based Internet service provider with points of presence in Houston and New Orleans. NeoSoft(TM) generates revenue of about $4 million per year based on annualized revenue from its quarter ended March 31, 1999.

         The NeoSoft(TM) acquisition pushes Internet America's subscriber count over the 100,000 mark. With 53,500 subscribers at December 31, 1998, Internet America has almost doubled its subscriber base in six months by executing its business strategy of aggressively expanding through acquisitions and internal growth.

         Mike Maples, President and Chief Executive Officer of Internet America said: "NeoSoft(TM) is a premium Internet service provider as evidenced by its $35 average monthly revenue per subscriber. The acquisition of NeoSoft(TM) is important for two reasons. First, it gives us a platform to expand our presence in Houston, southeast Texas and Louisiana, utilizing Internet America's unique user density business model. Second, the addition of the NeoSoft(TM) subscribers represents a growth milestone for Internet America by pushing our subscriber count over 100,000."

         Ellyn Jones, President of NeoSoft(TM), commented, "We are excited to join forces with Internet America, a company that offers a very recognizable brand, fast and reliable systems, and extensive reach."

                                     -more-

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ABOUT INTERNET AMERICA

         Internet America (www.airmail.net) is a leading Internet service provider based in Dallas, Texas. Through its 1-800-Be-A-Geek(R) television campaigns that emphasize the speed and quality of its Internet services and its commitment to customer care, Internet America has become one of the leading Internet service providers in its markets. Internet America offers a wide array of Internet services tailored to meet the needs of individual consumers, including Expresslane DSL, dial-up Internet access, multiple e-mail addresses, World Wide Web access, chat, Usenet News and personal web sites. Internet America also provides a full range of services to business customers, including dedicated high-speed access, web hosting, server co-location and domain name registration.

         This press release may contain forward-looking statements relating to future financial results or business expectations and, as a result, should be considered as subject to the many uncertainties that exist in the Company's operations and business environment. Business plans may change as circumstances warrant and actual results may differ materially as a result of a number of factors. Such factors include, but are not limited to: the Company's expansion and acquisition strategy, the Company's ability to achieve operating efficiencies, the Company's dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, regulatory changes, and general economic and business conditions. These risk factors and additional information are included in the Company's filings with the Securities and Exchange Commission, including its Form 10-QSB for the quarter ended March 31, 1999, and its Form SB-2 dated May 17, 1999.

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